Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-271207

POMONA INVESTMENT FUND
780 Third Avenue, 46th Floor
New York, NY 10017

Supplement dated January 2, 2024 (“Supplement”) to the Prospectus and the Statement of Additional Information (“SAI”), each dated July 28, 2023

This supplement provides updated information beyond that contained in the Prospectus and SAI and should be read in conjunction with the Prospectus and SAI.

Effective January 1, 2024, Colmore, Inc. (“Colmore”) serves as the Fund’s sub-administrator (the “Sub-Administrator”) and performs certain sub-administration and sub-accounting services for the Fund. In consideration of the sub-administrative services and sub-accounting services provided by the Sub-Administrator to the Fund, the Fund pays the Sub-Administrator a quarterly fee calculated based on the ending quarterly net assets of the Fund, subject to a minimum monthly fee, and will reimburse certain of the Sub-Administrator’s out-of-pocket expenses incurred at the Sub-Administrator’s cost (the “Sub-Administration Fee”). The Sub-Administration Fee is an expense paid out of the Fund’s net assets. The Sub-Administrator’s principal business address is Two Galleria Tower, 13455 Noel Road, Suite 1150 Dallas, TX 75240.

Effective immediately, all references to SS&C Technologies, Inc. in the Prospectus and SAI are replaced with Colmore.

Please Retain This Supplement for Future Reference